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                                                                    EXHIBIT 26.1


Dear Advisor,

WR Hambrecht + Co is pleased to announce that Briazz, Inc. is planning to go public through OpenIPO, an online auction that allows investors to participate in the pricing and allocation process of the initial public offering.

To find out more, visit
http://www.wrhambrecht.com/offerings/auctions/openipo/brzz.html.

Best regards,
Matt Regan
Director of Brokerage Services

Important details about the OpenIPO deal:
The issuer: Briazz, Inc.

Description of the company: Briazz prepares and sells high quality, branded lunch and breakfast food for the "on-the-go" consumer.

Expected size of offering: 2,000,000 shares of common stock

Targeted price range: $8 -$12

Expected symbol: BRZZ

Lead Managing Underwriter: WR Hambrecht + Co

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities. Only the prospectus makes the offering.

Copies of the preliminary prospectus may be obtained from WR Hambrecht + Co:
     1)  http://www.wrhambrecht.com
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     2)  by contacting WR Hambrecht + Co in writing at 555 Lancaster Ave,
         Berwyn, PA 19312
     3)  call toll-free 1.800.673.6476

To learn more about WR Hambrecht + Co and our Investment Advisor Services, please contact us at 1.800.673.6576 x 231, or visit our Independent Advisor Web site at: http://www.wrhambrecht.com/brokerage/invad.html

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
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No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without notice of its acceptance given after the effective date. An indication of interest in response to this advertisement will involve no obligation or commitment of any kind.

WR Hambrecht + Co is a member NASD/SIPC.